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                                                                   Exhibit 11(a)

                                 Mizar,  Inc.

                        Computation of Per Share Income
                   (in thousands, except per share amounts)

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
                                                                                        Three Months Ended
                                                                                           September 30,
                                                                                        1996           1995
                                                                                       ------         ------
Primary Income Per Share:
     Net income                                                                        $  439         $1,133
                                                                                       ======         ======

     Weighted average shares outstanding                                                4,966          3,360

     Effect of common stock equivalents:
               Options granted                                                            777            920
               Weighted average exercised options outstanding for portion of period,
                     net of equivalent shares purchased at average fair market value        -            200
                Effect of using option proceeds to repurchase common stock at
                     average fair market value                                           (164)           (92)
                                                                                       ------         ------
                                                                                          613          1,028
                                                                                       ------         ------
                                 Total common stock equivalents                         5,579          4,388
                                                                                       ------         ------

Primary income per share                                                                $0.08          $0.26
                                                                                       ======         ======

Fully Diluted Income Per Share:
     Total weighted average shares from above                                           5,579          4,388

     Effect of using ending vs. average market price for stock option calculations          -              9
     Effect of conversion of subordinated debentures                                        -            862
                                                                                       ------         ------

                                 Total common stock equivalents                         5,579          5,259
                                                                                       ------         ------

Net income                                                                                439          1,133

Adjustment to net income for interest on subordinated debentures                            -             46
                                                                                       ------         ------

Net income, as adjusted                                                                $  439         $1,179
                                                                                       ------         ------

Fully diluted income per share                                                         $ 0.08         $ 0.22
                                                                                       ======         ======
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